Exhibit 99.1

NEWS BULLETIN FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2016 First Quarter Financial Results

OXNARD, CA, June 30, 2015 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its first quarter ended May 31, 2015. Highlights include:

●	Consolidated revenue up 11% year-over-year to $65.4 million
●	Wireless Datacom revenue up 21% year-over-year to $57.8 million
●	GAAP net income up 57% year-over-year to $0.11 per diluted share
●	Adjusted Basis (non-GAAP) net income up 37% to $0.26 per diluted share
●	Adjusted EBITDA margin of 16.3% compared to 12.9% in the first quarter last year
●	Successfully completed a convertible debt offering with net proceeds of $152 million in May 2015
●	Net cash provided by operations of $16.3 million and total cash and marketable securities balance at May 31, 2015 of $209 million

Commenting on first quarter fiscal 2016 results, Michael Burdiek, CalAmp's President and Chief Executive Officer, said, “Our first quarter represented a solid start to our fiscal 2016 with 21% Wireless Datacom segment year-over-year revenue growth and 37% increase in non-GAAP EPS. We saw continued improvement in consolidated gross margin and exceptional operating cash flow of $16.3 million, resulting in free cash flow of $15 million. Contributing to our strong results were record quarterly revenues posted by our Mobile Resource Management products business as well as broad based growth in our Wireless Networks business. Our Satellite segment revenue at $7.6 million was in line with expectations and added meaningfully to our bottom line profitability and operating cash flow. Overall, I am quite pleased with our first quarter results and expect revenue growth and earnings to accelerate through the balance of the fiscal year.”

Fiscal 2016 First Quarter Results
Total revenue for the fiscal 2016 first quarter was $65.4 million compared to $59.0 million for the first quarter of fiscal 2015. Wireless Datacom revenue increased to $57.8 million from $47.8 million in the same period last year, while Satellite revenue was $7.6 million in the latest quarter compared to $11.1 million in the first quarter last year.

Consolidated gross profit for the fiscal 2016 first quarter was $23.5 million, an increase of $3.3 million over the same quarter last year, primarily attributable to higher Wireless Datacom revenue. Consolidated gross margin was 36.0% in the fiscal 2016 first quarter, compared to 34.3% in the first quarter last year.

CalAmp Reports Fiscal 2016 First Quarter Results
June 30, 2015

GAAP net income for the fiscal 2016 first quarter was $4.1 million, or $0.11 per diluted share, compared to net income of $2.7 million, or $0.07 per diluted share, in the first quarter of last year. Although the Company’s GAAP-basis effective tax rate of 36.7% in the latest quarter approximates the combined US federal and state statutory tax rate, the Company’s pretax income is still largely sheltered from taxation by net operating loss and research and development tax credit carryforwards, and is expected to remain so for the next several years.

Non-GAAP net income for the fiscal 2016 first quarter was $9.5 million, or $0.26 per diluted share, compared to non-GAAP earnings of $6.9 million, or $0.19 per diluted share, for the first quarter last year. Non-GAAP net income excludes the impact of intangibles amortization expense, stock-based compensation expense and non-cash interest expense in the form of debt discount amortization, and includes an income tax provision for cash taxes paid or payable for the period. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
In the first quarter of fiscal 2016, net cash provided by operating activities was $16.3 million. In addition, during the first quarter the Company completed a private offering of $172.5 million of 1.625% Convertible Senior Notes due 2020 (the “Convertible Notes”), including simultaneous bond hedge and warrant transactions, with net proceeds of $152 million. The Convertible Notes have a conversion price of $27.59 per share of CalAmp common stock, but in entering into the bond hedge and warrant transactions, the effective conversion price from the Company’s perspective was increased to $39.42 per share.

As of May 31, 2015, the Company had total cash and marketable securities of $209 million. The unused borrowing capacity on the bank revolver at quarter-end was $15 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “Looking at our fiscal 2016 second quarter, we expect to achieve consolidated revenue in the range of $66 to $70 million. We anticipate Wireless Datacom revenue in the second quarter will be up on a sequential quarter basis, due to broad-based demand in core markets and increased shipments to our OEM customer in the heavy equipment industry. Second quarter Satellite segment revenue is expected to be relatively flat on a sequential quarter basis. At the bottom line, we expect second quarter GAAP-basis net income in the range of $0.07 to $0.11 per diluted share and non-GAAP net income in the range of $0.24 to $0.28 per diluted share.”

Mr. Burdiek continued, “For our full fiscal 2016, we continue to expect consolidated revenues to gain momentum as the year progresses, with full year revenues expected to be in the range of $280 to $290 million, driven by continued growth in our Wireless Datacom segment and a much stronger second half for our Satellite segment.”

CalAmp Reports Fiscal 2016 First Quarter Results
June 30, 2015

Conference Call and Webcast
A conference call and simultaneous webcast to discuss the fiscal 2016 first quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can listen in via webcast by visiting the Investor Relations section of CalAmp's website at www.calamp.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days after the call.

The conference call can also be accessed by dialing 877-407-0784 (+1 201-689-8560 for international callers) and using the Conference ID# 13611321. Following the call, an audio replay will also be available by calling 877-870-5176 or +1 858-384-5517 and entering the Conference ID# 13611321. The audio replay will be available through July 7, 2015.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions and uncertainties in the geopolitical environment, product demand, competitive pressures and pricing declines in our Wireless Datacom and Satellite segments, fluctuations in product demand from a key OEM customer in the heavy equipment industry, the timing and acceptance of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, changes in wireless transmission standards and technologies including 3G and 4G standards, dependence on third-party manufacturers and component suppliers in foreign countries, and other risks or uncertainties that are described in our Annual Report on Form 10-K filed on April 21, 2015 with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

CalAmp Reports Fiscal 2016 First Quarter Results
June 30, 2015

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended
	May 31,
	2015	2014

Revenues	$65,429	$58,981
Cost of revenues	41,903	38,762
Gross profit	23,526	20,219

Operating expenses:
Research and development	4,565	5,118
Selling	5,498	5,177
General and administrative	4,775	3,637
Intangible asset amortization	1,644	1,683
	16,482	15,615

Operating income	7,044	4,604

Non-operating expense, net	(631)	(87)

Income before income taxes	6,413	4,517

Income tax provision	(2,354)	(1,824)
Net income	$4,059	$2,693

Earnings per share:
Basic	$0.11	$0.08
Diluted	$0.11	$0.07

Shares used in computing earnings per share:
Basic	35,964	35,572
Diluted	36,666	36,525

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended
	May 31,
	2015	2014
Revenues
Wireless DataCom	$57,826	$47,847
Satellite	7,603	11,134
Total revenues	$65,429	$58,981

Gross profit
Wireless DataCom	$21,588	$17,315
Satellite	1,938	2,904

Total gross profit	$23,526	$20,219

Operating income
Wireless DataCom	$7,298	$3,668
Satellite	812	1,856
Corporate expenses	(1,066)	(920)

Total operating income	$7,044	$4,604

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CalAmp Reports Fiscal 2016 First Quarter Results
June 30, 2015

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	February 28,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$116,430	$34,184
Short-term marketable securities	67,591	10,177
Accounts receivable, net	45,072	47,917
Inventories	16,043	18,666
Deferred income tax assets	13,526	11,367
Prepaid expenses and other current assets	4,200	5,110
Total current assets	262,862	127,421
Long-term marketable securities	25,281	-
Property, equipment and improvements, net	10,958	10,525
Deferred income tax assets, less current portion	18,628	23,455
Goodwill	16,508	15,483
Other intangible assets, net	21,917	22,596
Other assets	4,033	3,137
	$360,187	$202,617

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$384	$688
Accounts payable	25,934	24,012
Accrued payroll and employee benefits	4,079	5,522
Deferred revenue	9,495	10,748
Other current liabilities	6,087	6,035
Total current liabilities	45,979	47,005

Long-term debt	135,043	-
Other non-current liabilities	5,598	4,227

Stockholders' equity:
Common stock	363	362
Additional paid-in capital	226,003	207,881
Accumulated deficit	(52,734)	(56,793)
Accumulated other comprehensive loss	(65)	(65)
Total stockholders' equity	173,567	151,385
	$360,187	$202,617

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CalAmp Reports Fiscal 2016 First Quarter Results
June 30, 2015

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Three Months Ended
	May 31,
	2015	2014
Cash flows from operating activities:
Net income	$4,059	$2,693
Depreciation and amortization	2,436	2,187
Stock-based compensation expense	1,220	820
Amortization of debt discount and issuance costs	450	193
Deferred tax assets, net	2,181	1,669
Changes in operating working capital	5,982	(230)
Net cash provided by operating activities	16,328	7,332

Cash flows from investing activities:
Purchases of marketable securities, net of redemptions	(82,695)	(3,104)
Capital expenditures	(1,264)	(1,410)
Acquisition of Crashboxx	(1,500)	-
Net cash used in investing activities	(85,459)	(4,514)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	172,500	-
Payments of debt issuance costs	(5,276)	-
Purchase of convertible note hedges	(31,343)	-
Proceeds from issuance of warrants	15,991	-
Payment of acquisition-related note and contingent consideration	(625)	(417)
Taxes paid related to net share settlement of vested equity awards	(7)	(84)
Proceeds from exercise of stock options	137	502
Net cash provided by financing activities	151,377	1

Net change in cash and cash equivalents	82,246	2,819

Cash and cash equivalents at beginning of period	34,184	19,233

Cash and cash equivalents at end of period	$116,430	$22,052

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CalAmp Reports Fiscal 2016 First Quarter Results
June 30, 2015

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income, Adjusted Basis Net Income Per Diluted Share, Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation), and Adjusted EBITDA Margin. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that the use of these non-GAAP measures facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended
	May 31,
	2015	2014

GAAP basis pretax income	$6,413	$4,517

Amortization of intangible assets	1,644	1,683
Stock-based compensation expense	1,220	820
Non-cash interest expense from accretion of debt discount	383	-
Pretax income (non-GAAP basis)	9,660	7,020

Income tax provision (non-GAAP basis) (a)	(171)	(125)
Adjusted Basis net income	$9,489	$6,895

Adjusted Basis net income per diluted share	$0.26	$0.19

Weighted average common shares outstanding
on diluted basis	36,666	36,525

(a)	The non-GAAP income tax provision represents cash taxes paid or payable for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

The reconciliation of pretax income, the most directly comparable GAAP financial measure, to Adjusted EBITDA, and the calculation of Adjusted EBITDA Margin, are as follows (dollars in thousands):

	Three Months Ended
	May 31,
	2015	2014
GAAP basis pretax income	$6,413	$4,517

Interest expense, net	620	101
Depreciation expense	792	504
Amortization of intangible assets	1,644	1,683
Stock-based compensation expense	1,220	820
Adjusted EBITDA	$10,689	$7,625

Revenue	$65,429	$58,981

Adjusted EBITDA Margin	16.3%	12.9%

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